Exhibit 99.1

SmileDirectClub Reports Third Quarter 2019 Financial Results

November 12, 2019

Nashville, TN, Nov. 12, 2019 (GLOBE NEWSWIRE) — SmileDirectClub, Inc. (NASDAQ: SDC) today announced its financial results for the quarter ended September 30, 2019.

Third Quarter 2019 Financial Highlights

•        Third quarter total revenue increased $60.5 million, or 50.6%, over the third quarter of 2018, to $180.2 million.

•        Third quarter net loss of $(387.6) million.

•        Third quarter Adjusted EBITDA of $(45.2) million.

•        Third quarter diluted EPS of $(0.89).

Key Operating Metrics

•        Third quarter unique aligner shipments of 106,070, compared to 72,387 in the third quarter of 2018.

•        Average aligner gross sales price (“ASP”)(1) of $1,788 compared to $1,773 in the third quarter of 2018.

“Post-IPO, our team is laser focused on execution. Our results for the quarter, all of which exceeded management’s expectations, are a testament to the strength and momentum of the underlying business,” said Kyle Wailes, SmileDirectClub’s CFO.

SmileDirectClub’s Chairman and CEO, David Katzman continued, “Q3 was a good quarter. We were able to demonstrate our ability to execute. We have an incredible team, the best I have ever worked with. Overall, our business is better positioned than ever to capitalize on the massive market opportunity in front of us, and we look forward to demonstrating that in the quarters to come.”

Business Outlook

Our guidance for the fiscal year 2019 is as follows:

•                  Revenues are expected to be in the range of $750.0 million to $755.0 million, representing growth of 78% year-over-year at the mid-point of the range.

•                  Adjusted EBITDA for the fiscal year is expected between $(73) million to $(80) million.

Conference Call Information

SmileDirectClub Third Quarter 2019 Conference Call Details

Date:	Tuesday, November 12, 2019
Time:	4:30 p.m. ET (1:30 p.m. PT)
Dial-In:	1-877-407-9208 (domestic) or 1-201-493-6784 (international)
Webcast:	Visit “Events and Presentations” section of the company’s IR page at http:// investors.smiledirectclub.com.

A replay of the call may be accessed from 7:30 p.m. ET on Tuesday, November 12, 2019 until 11:59 p.m ET on Tuesday, November 26, 2019 by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the replay PIN: 136904923. An archived version of the call and a copy of the 2019 Q3 Results supplemental earnings presentation will also be available upon completion on the Investor Relations section of SmileDirectClub’s website at http://investors.smiledirectclub.com.

(1) We define average aligner gross sales price (“ASP”) as gross revenue, before implicit price concession and other variable considerations and exclusive of sales tax, from aligner orders shipped divided by the number of unique aligner orders shipped.

Forward-Looking Statements

This earnings release contains forward-looking statements. All statements other than statements of historical facts may be forward-looking statements. Forward-looking statements generally relate to future events and include, without limitation, projections, forecasts and estimates about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans, and objectives. Some of these statements may include words such as “expects,” “anticipates,” “believes,” “estimates,” “targets,” “plans,” “potential,” “intends,” “projects,” and “indicates.”

Although they reflect our current, good faith expectations, these forward-looking statements are not guarantees of future performance, and involve a number of risks, uncertainties, estimates, and assumptions, which are difficult to predict. Some of the factors that may cause actual outcomes and results to differ materially from those expressed in, or implied by, the forward-looking statements include, but are not necessarily limited to: our management of growth; the execution of our business strategies, implementation of new initiatives, and improved efficiency; our sales and marketing efforts; our manufacturing capacity, performance, and cost; our ability to obtain future regulatory approvals; our financial estimates and needs for additional financing; consumer acceptance of and competition for our clear aligners; our relationships with retail partners and insurance carriers; our R&D, commercialization, and other activities and expenditures; the methodologies, models, assumptions, and estimates we use to prepare our financial statements, make business decisions, and manage risks; laws and regulations governing remote healthcare and the practice of dentistry; our relationships with vendors; the security of our operating systems and infrastructure; our risk management framework; our cash and capital needs; our intellectual property position; our exposure to claims and legal proceedings; and other factors described in our filings with the Securities and Exchange Commission, including but not limited to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.

New risks and uncertainties arise over time, and it is not possible for us to predict all such factors or how they may affect us. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We are under no duty to update any of these forward-looking statements after the date of this earnings release to conform these statements to actual results or revised expectations. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this earnings release.

About SmileDirectClub

SmileDirectClub, Inc. (NASDAQ: SDC) is the industry pioneer as the first direct-to-consumer med-tech platform for transforming smiles. Through our cutting-edge teledentistry technology and vertically integrated model, we are revolutionizing the oral care industry. SmileDirectClub’s mission is to unleash the power of people’s smiles to empower them to positively impact their place in the world. SmileDirectClub was founded by Alex Fenkell and Jordan Katzman in partnership with Camelot Venture Group. Available in the U.S., Canada, Australia, New Zealand, the UK, and Ireland. SmileDirectClub is headquartered in Nashville, Tennessee. For more information, visit SmileDirectClub.com

Investor/Media Contact:

Alison Sternberg

Vice President, Investor Relations 310-562-7297

Alison.sternberg@smiledirectclub.com

SmileDirectClub, Inc.

Consolidated Balance Sheet

(in thousands)

	September 30 2019	December 31, 2018
ASSETS
Cash	$547,563	$313,929
Accounts receivable	224,360	113,934
Inventories	14,633	8,781
Prepaid and other current assets	11,987	5,782
Total current assets	798,543	442,426
Accounts receivable, non-current	87,299	60,217
Property, plant and equipment, net	119,130	52,551
Other assets	6,269	—
Total assets	$1,011,241	$555,194
LIABILITIES, TEMPORARY AND PERMANENT EQUITY (DEFICIT)
Accounts payable	$40,561	$25,250
Accrued liabilities	129,434	34,939
Due to related parties	1,128	20,305
Deferred revenue	24,893	19,059
Current portion of related party debt	—	16,054
Current portion of long-term debt	29,737	1,866
Total current liabilities	225,753	117,473
Long-term debt, net of current portion	189,648	137,123
Long-term related party debt	—	1,799
Other long-term liabilities	45,230	602
Total liabilities	460,631	256,997
Commitment and contingencies
Temporary Equity
Redeemable Series A Preferred Units	—	388,634
Permanent Equity (Deficit)
Class A common stock, par value $0.0001 and 102,807,291 shares issued and outstanding at September 30, 2019 and 0 shares issued and outstanding at December 31, 2018	10	—
Class B common stock, par value $0.0001 and 279,474,505 shares issued and outstanding at September 30, 2019 and 0 shares issued and outstanding at December 31, 2018	28	—
Additional paid-in-capital	441,855	57,497
Accumulated deficit	(88,296)	(148,249)
Noncontrolling interest	197,013	—
Warrants	—	315
Total permanent equity (deficit)	550,610	(90,437)
Total liabilities, temporary and permanent equity (deficit)	$1,011,241	$555,194

SmileDirectClub, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Revenue, net	$168,663	$112,508	$522,529	$278,024
Financing revenue	11,522	7,158	31,185	16,706
Total revenues	180,185	119,666	553,714	294,730
Cost of revenues	39,125	25,837	111,363	67,704
Cost of revenues—related parties	2,310	10,098	13,652	28,608
Total cost of revenues	41,435	35,935	125,015	96,312
Gross profit	138,750	83,731	428,699	198,418
Marketing and selling expenses	131,263	57,210	340,409	143,667
General and administrative expenses	389,828	30,249	486,319	77,550
Loss from operations	(382,341)	(3,728)	(398,029)	(22,799)
Interest expense	4,291	4,352	11,607	9,283
Interest expense—related parties	—	293	75	1,246
Loss on extinguishment of debt	32	—	29,672	—
Other expense	421	6,493	500	15,135
Net loss before provision for income tax expense	(387,085)	(14,866)	(439,883)	(48,463)
Provision for income tax expense	479	85	596	294
Net loss	(387,564)	(14,951)	(440,479)	(48,757)
Net loss attributable to noncontrolling interest	(299,268)	—	(352,183)	—
Net loss attributable to SDC Inc.	$(88,296)	$(14,951)	$(88,296)	$(48,757)

Earnings per share of Class A common stock:
Basic	$(0.89)	N/A	$(0.89)	N/A
Diluted	$(0.89)	N/A	$(0.89)	N/A

Weighted Average Shares Outstanding:
Basic	99,533,877	N/A	99,533,877	N/A
Diluted	379,008,382	N/A	379,008,382	N/A

SmileDirectClub, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Nine months ended September 30,
	2019	2018
Operating Activities
Net loss	$(440,479)	$(48,757)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	16,237	4,966
Deferred loan cost amortization	1,496	461
Accrued interest to related parties	—	884
Fair value adjustment of warrant derivative	—	14,500
Equity-based compensation	332,759	13,626
Loss on extinguishment of debt	17,693	—
Other non-cash operating activities	1,783	3,305
Changes in operating assets and liabilities:
Accounts receivable	(137,509)	(97,005)
Inventories	(5,852)	(3,963)
Prepaid and other current assets	(6,205)	(2,233)
Accounts payable	(4,475)	11,935
Accrued liabilities	45,880	9,926
Due to related parties	(19,177)	306
Deferred revenue	5,834	8,869
Net cash used in operating activities	(192,015)	(83,180)
Investing Activities
Purchases of property and equipment—related party	—	(4,722)
Purchases of property, equipment, and intangible assets	(66,355)	(15,231)
Net cash used in investing activities	(66,355)	(19,953)
Financing Activities
IPO proceeds, net of discount and related fees	1,285,759	—
Repurchase of Class A shares and LLC Units	(696,489)	—
Repurchase of Class A shares to cover employee tax withholdings	(81,603)	—
Settlement of canceled awards	(2,000)	—
Issuance of Class A common stock	6	—
Proceeds from sale of Preferred Units, net	—	298,549
Borrowings on long-term debt	176,000	117,375
Payments of issuance costs	(6,127)	(3,174)
Principal payments on long-term debt	(159,047)	—
Principal payments on related party debt	(24,581)	(34,376)
Other	86	—
Net cash provided by financing activities	492,004	378,374
Increase in cash	233,634	275,241
Cash at beginning of period	313,929	4,071
Cash at end of period	$547,563	$279,312

Use of Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures, including adjusted EBITDA (“Adjusted EBITDA”). We provide a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure below and in our Current Report on Form 8-K announcing our quarterly earnings results, which can be found on the SEC’s website at www.sec.gov and our website at investors.smiledirectclub.com.

We utilize certain non-GAAP financial measures, including Adjusted EBITDA, to evaluate our actual operating performance and for planning and forecasting of future periods.

We define Adjusted EBITDA as net loss, plus depreciation and amortization, interest expense, income tax expense, adjusted to remove derivative fair value adjustments, loss on extinguishment of debt, equity-based compensation and certain other non-operating expenses such as IPO related costs and foreign currency adjustments. We use Adjusted EBITDA when evaluating our performance when we believe that certain items are not indicative of operating performance. Adjusted EBITDA provides useful supplemental information to management regarding our operating performance and we believe it will provide the same to members/stockholders.

We believe that Adjusted EBITDA will provide useful information to members/stockholders about our performance, financial condition, and results of operations for the following reasons: (i) Adjusted EBITDA would be among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions and (ii) Adjusted EBITDA is frequently used by securities analysts, investors, lenders, and other interested parties as a common performance measures to compare results or estimate valuations across companies in our industry.

Adjusted EBITDA does not have a definition under GAAP, and our definition of Adjusted EBITDA may not be the same as, or comparable to, similarly titled measures used by other companies. Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. A reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measures, is set forth below.

SmileDirectClub, Inc.

Reconciliation of Net Loss to Adjusted EBITDA

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
(in thousands)	(unaudited)
Net loss	$(387,564)	$(14,951)	$(440,479)	$(48,757)
Depreciation and amortization	6,514	2,232	16,237	4,966
Total interest expense	4,291	4,645	11,682	10,529
Income tax expense	479	85	596	294
Fair value adjustment of warrant derivative	—	5,876	—	14,500
Loss on extinguishment of debt	32	—	29,672	—
Equity-based compensation	324,497	5,754	332,759	13,626
IPO related costs	6,146	—	6,146	—
Other	421	617	502	635
Adjusted EBITDA	$(45,184)	$4,258	$(42,885)	$(4,207)